UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2015

Eldorado Resorts, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-36629	46-3657681
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 West Liberty Street, Suite 1150 Reno, NV	89501
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (775) 328-0100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)         On January 5, 2016, Eldorado Resorts, Inc. (the “Company”) announced that Executive Vice President and Chief Operating Officer, Joseph Billhimer, left the Company.

On January 6, 2016, the Company announced that Robert M. Jones, Executive Vice President and Chief Financial Officer, will retire and resign as an officer of the Company effective as of March 15, 2016.

(c)          In light of Mr. Jones’ expected retirement, on December 30, 2015, the Board of Directors appointed Thomas R. Reeg, who currently serves as a director and the President of the Company, to also serve as Chief Financial Officer of the Company beginning on March 15, 2016.  Mr. Reeg, age 44, has served as a director of the Company since September 2014 and served as a member of Eldorado Resorts LLC’s (“Resorts”) board of managers from December 2007 to September 2014. Mr. Reeg has served as President of the Company and its subsidiaries since September 2014 and served as Senior Vice President of Strategic Development for Resorts from January 2011 to September 2014. From September 2005 to November 2010, Mr. Reeg was a Senior Managing Director and founding partner of Newport Global Advisors L.P., which is an indirect stockholder of the Company. Mr. Reeg was a member of the executive committee of Silver Legacy (which was the governing body of Silver Legacy) from August 2011 through August 2014. Mr. Reeg was a member of the board of managers of NGA HoldCo, LLC, which is a stockholder of the Company, from 2007 through 2011 and served on the board of directors of Autocam Corporation from 2007 to 2010. From 2002 to 2005 Mr. Reeg was a Managing Director and portfolio manager at AIG Global Investment Group (“AIG”), where he was responsible for co-management of the high-yield mutual fund portfolios. Prior to his role at AIG, Mr. Reeg was a senior high-yield research analyst covering various sectors, including the casino, lodging and leisure sectors, at Bank One Capital Markets. Mr. Reeg holds a Bachelor of Business Administration in Finance from the University of Notre Dame and is a Chartered Financial Analyst.

In addition, on December 30, 2015, the Board appointed Stephanie Lepori, currently the Company’s Senior Vice President of Finance, as the Company’s Chief Accounting Officer effective as of January 1, 2016.  Ms. Lepori, 45, has been the Senior Vice President of Finance of the Company since August 2014 and a member of the executive committee of the Silver Legacy Resort (which was the governing body of the Silver Legacy Resort) from August 2014 through November 2015 when it was dissolved due to the recent acquisition.  Prior to August 2014, Ms. Lepori was the Chief Financial Officer of the Silver Legacy Resort since June 2006. Ms. Lepori was the Director of Finance or Controller of the Silver Legacy Resort from March 1995 until June 2006. From 1992 until she joined the Silver Legacy Resort, Ms. Lepori was employed by Arthur Andersen LLP, serving that firm in various positions. Ms. Lepori is currently a member of the board of directors of Hometown Health, a division of Renown Health, and also serves on Renown Health’s Finance Committee. Ms. Lepori is a Certified Public Accountant and holds a Bachelor of Accounting degree from the University of Southern California.  Ms. Lepori’s annual base salary is currently $300,000, the target for her annual incentive bonus opportunity is currently equal to 40% of her base salary and the target for her long term incentive award opportunity is currently equal to 50% of her base salary.

On December 30, 2015, in conjunction with its annual review and increase of the base salaries of the executive officers of the Company pursuant to the terms of the employment agreements with such officers, the Compensation Committee of the Board of Directors of the Company approved, effective as of January 1, 2016, (i) an increase in the target for the annual incentive bonus opportunity of Gary L. Carano, the Company’s Chief Executive Officer and Chairman of the Board, from 80% to 100% of his base salary and a long term incentive award opportunity equal to 120% of his base salary (ii) an increase in the target for the annual incentive bonus opportunity of Thomas R. Reeg from 50% to 80% of his base salary and a long term incentive award opportunity equal to 100% of his base salary.

Item 9.01                   Financial Statements and Exhibits.

(d)         Exhibits.

Exhibit No.	Description
99.1	Press Release, dated January 6, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ELDORADO RESORTS, INC.,
a Nevada corporation

Date: January 6, 2016	By:	/s/ Gary L. Carano
	Name:	Gary L. Carano
	Title:	Chief Executive Officer